Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Amends and Restates Existing $1.75 Billion Revolving Credit Facility and $250 Million Term Loan A

BOSTON — August 21, 2017 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management services company, announced that it has closed the amendment and restatement of its existing revolving credit facility of $1.75 billion and its existing $250 million term loan A  with a syndicate of 24 banks.  Additionally, an accordion feature allows the company to request an increase in the aggregate amount available  under the credit facility or term loan by up to $500 million, for a total of $2.5 billion of availability, subject to certain conditions and additional lender commitments. Borrowings under the revolving credit facility are available for general corporate purposes.  Funds may be drawn in U.S. dollars, Canadian dollars, British pounds sterling, and Euros, among other currencies. The new credit facility is scheduled to mature in August 2022. Pricing under the credit facility was reduced by 25 basis points with applicable margins now at 25-200 basis points (the range varies based on certain financial ratios and loan types). Underlying rates are based upon the company’s choice of loan types and currency options.

“We are pleased with the continued support and commitments from our credit facility lenders,” said Stuart Brown, Iron Mountain CFO. “The improved covenants reflect current market conditions and the inherent durability of our business model, which is characterized by highly predictable cash flow. In particular, these improved covenants decrease our lease-adjusted leverage ratio, recognizing the change in value of the real estate portfolio, thereby providing enhanced flexibility.”

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers for the credit facility.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is the global leader for storage and information management services. Trusted by more than 230,000 organizations around the world, Iron Mountain boasts a real estate network of more than 85 million square feet across more than 1,400 facilities in 52 countries dedicated to protecting and preserving what matters most for its customers. Iron Mountain’s solutions portfolio includes records management, data management, document management, data centers, art storage and logistics, and secure shredding to help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including critical business documents, electronic information, medical data and cultural and historical artifacts. Visit www.ironmountain.com for more information.

Investor Relations Contact:

Melissa Marsden
Senior Vice President, Investor Relations
melissa.marsden@ironmountain.com
(617) 535-8595

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